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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Prospectus of Ventana Medical Systems, Inc. for the registration of 1,250,000 shares of its common stock and to the incorporation by reference therein of our reports dated January 27, 2000, with respect to the consolidated financial statements of Ventana Medical Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                         ERNST & YOUNG LLP


Tucson, Arizona
March 31, 2000